Fidelity National Financial Announces Executive Management Transition

–Mike Nolan to Be Appointed Chief Executive Officer –

–Randy Quirk to Be Appointed Executive Vice-Chairman of the Board of Directors -

JACKSONVILLE, Fla., January 5, 2022 /PRNewswire/ -- Fidelity National Financial, Inc.® (NYSE: FNF) (“FNF” or the ‘Company’), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of annuity and life insurance products through the Company’s wholly-owned subsidiary, F&G, announced today that Mike Nolan, the Company’s current President, will assume the role of Chief Executive Officer of FNF. Concurrently, Randy Quirk, the Company’s current Chief Executive Officer, will assume the position of Executive Vice-Chairman on the Company’s Board of Directors. Both executive leadership changes will be effective as of February 1, 2022.

During Randy Quirk’s tenure as CEO, Fidelity National Financial has become the nation’s largest and most profitable title insurance company and the leading provider of transaction services to the real estate and mortgage industries. He has also led FNF to be an innovator in the development of title automation and real estate transaction management technologies that facilitate the safe and secure transfer of ownership and settlement for residential and commercial real estate in the U.S. and Canada.

“Randy is a consummate leader, friend, and business executive and has guided FNF to be the undisputed frontrunner in the title insurance industry and we welcome him to his new position as Executive Vice-Chairman,” said, William P. Foley II, Non-Executive Chairman of the Board. “Randy has created an organization with a culture of performance in a way that values its people, clients, and shareholders and has left a permanent mark on the legacy of the FNF family of companies. He will continue to help lead the company through important technology transformations in his new position.”

In his new role as Executive Vice-Chairman, Randy will continue to promote FNF’s real estate technology efforts that are focused on the development of new technologies, the expansion of FNF’s digital initiatives, and investments in title insurance and technology related M&A activities.

Mike Nolan, who has been with the company for over 35 years and has served at all levels of leadership throughout the organization, will assume the expanded responsibilities of CEO and will lead all activities related to the growth and expansion of FNF’s title insurance related businesses and operations, overall financial performance, and investor relations.

“Mike knows FNF and the title insurance industry inside and out and is a passionate leader who is focused equally on the development of people and the disciplined execution and performance of the business,” said Randy Quirk, Executive Vice-Chairman. “I want to thank Mike for his incredible leadership and contribution to FNF’s success as President over the last 6 years and congratulate him on these exciting and well-deserved new responsibilities.”

“The board and I are excited to see Mike take over as the company’s CEO and most senior executive,” said William P. Foley II, Chairman. “There is no doubt in my mind that Mike will continue FNF’s long legacy of unmatched financial performance in our industry and will provide the experience and insight needed to lead FNF’s title insurance, settlement services and technology businesses into the future of real estate.”

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